RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Agreement entered into by and between MFS Fund Distributors, Inc. (“MFD”) and Mutual Of America Life Insurance Company (“Intermediary”) with an effective date of May 1st, 2018.

WHEREAS, MFD is the principal underwriter for the MFS funds (the “Funds”);

WHEREAS, the Intermediary and MFD have entered into a Participation Agreement allowing the Intermediary to offer certain MFS funds as investment options within certain variable life, variable annuity insurance and/or variable retirement products offered by Intermediary;

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940 (“Rule 22c-2”) effectively requires MFD or each MFS fund to enter into a shareholder information agreement with each “financial intermediary”, as that term is defined in Rule 22c-2; and

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, MFD and Intermediary hereby agree as follows:

A. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall be required to provide information relating only to Shareholder-Initiated Transfer Purchases or Shareholder- Initiated Transfer Redemptions.

(1)	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(2)	Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of reducing any dilution of the value of the outstanding shares issued by the Fund.

(3)	Form and Timing of Response. Intermediary agrees to transmit the requested information that is on Intermediary’s books and records to the Fund or its designee promptly and in a secure manner, but in any event not later than five business days, after receipt of a request. If the requested information is not on Intermediary’s books and records but on the books and records of an indirect intermediary, Intermediary agrees to (A) use reasonable efforts to provide or arrange to provide to the Fund or its designee the requested information regarding shareholders who hold an account with an indirect intermediary; or (B) if directed by the Fund or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund or its designee whether Intermediary plans to perform (A) or (B). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940.

(4)	Limitations on Use of Information. The Fund agrees to use the information provided solely for the purposes of facilitating the Fund’s compliance with Rule 22c-2 and not for marketing or any other purpose without Intermediary’s prior written consent.

B. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. The parties acknowledge that the Intermediary’s ability to execute such instructions may be limited by certain contractual obligations contained in the variable product contracts and prospectuses and/or applicable state law and regulation. If, pursuant to any such limitation the Intermediary reasonably believes that it is prevented from complying with a request from the Fund to restrict or prohibit trading, the Intermediary will notify the Fund within three days of receiving such request and will cooperate with the Fund to determine what other actions shall be taken by the Intermediary in order to comply with the Fund’s policies, which actions may include requiring the identified Shareholders to effect purchases of Shares only by mail.

Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to the Funds in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

320 Park Avenue

New York, NY 10022

212-224-1833

Ron.schlanger@mutualofamerica.com

(1)	Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(2)	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after its receipt of the instructions.

(3)	Confirmation by Service Provider. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

C. Definitions. For purposes of this paragraph:

(1)	The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940.

(2)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Service Provider.

(3)	The term “Shareholder” means Holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a Contract.

(4)	The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

(5)	The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

(6)	The term “written” includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

MFS FUND DISTRIBUTORS, INC.

/s/ Michael S. Keenan
By: Michael S. Keenan
Title: President

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

/s/ James J. Roth
By: James J. Roth
Title: Senior Executive Vice President and General Counsel